ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

TIB FINANCIAL CORP.

Pursuant to Sections 607.1003 and 1006, Florida Statues, the Restated Articles of Incorporation of TIB Financial Corp. are hereby amended as follows:

FIRST:      Section A(1) of Article IV of the Restated Articles of Incorporation is hereby amended by deleting the text thereof in its entirety and substituting the following in lieu thereof:

(1)           Common Stock.  The aggregate number of shares of common stock (referred to in these Restated Articles of Incorporation as ACommon Stock@) which the Corporation shall have authority to issue is 750,000,000 with a par value of $0.10 per share.

SECOND:  The foregoing amendment was approved by the holders of shares of common stock, being the sole class entitled to vote thereon, at a meeting of such holders duly held on May 25, 2010, and the number of votes cast for the Articles of Amendment to the Restated Articles of Incorporation by such shareholders was sufficient for approval by them.

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to the Restated Articles of Incorporation to be executed and attested to by its duly authorized officer as of this 25th day of May, 2010.

TIB FINANCIAL CORP.

By:       /s/ Thomas J. Longe
Thomas J. Longe
President and Chief Executive Officer

STATE OF FLORIDA
COUNTY OF COLLIER

The foregoing instrument was acknowledged before me this 25th day of May, 2010, by Thomas J. Longe, President and Chief Executive Officer of TIB Financial Corp., a Florida corporation on behalf of the corporation.
                        /s/Jean M. Jaworski
Printed Name:   Jean M. Jaworski
Notary Public, State of Florida

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